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                                                                  Exhibit 11
                   The Advest Group, Inc. and Subsidiaries

                 Computation of Net Income Per Common Share

                                   For the years ended September 30,
                        -----------------------------------------------------
                                                              Assuming
                                (Primary)                   Full dilution
In thousands, except    -----------------------------------------------------
per share amounts       1997     1996      1995        1997     1996     1995
-----------------------------------------------------------------------------
Net income           $14,932  $11,260    $6,387     $14,932  $11,260   $6,387

Interest expense
  on debentures, net      --       --        --         249      814    1,001
                     --------------------------------------------------------
Net income applicable to
  common stock       $14,932  $11,260    $6,387     $15,181  $12,074   $7,388
                     ========================================================

Average number of common
  shares outstanding during
  the period           8,512    8,426     8,501       8,512    8,426    8,501

Additional shares assuming:
  Exercise of stock
   options               366      322       234         416      329      270
  Conversion of
   debentures             --       --        --         466    1,515    1,527
                     --------------------------------------------------------
Average number of common
  shares outstanding   8,878    8,748     8,735       9,394   10,270   10,298
                     ========================================================

Net income per share $  1.68   $ 1.29   $  0.73     $  1.62  $  1.18  $  0.72
                     ========================================================

                                     -72-

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